Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 2

TELEPHONE: 310/638-2842	FOR IMMEDIATE RELEASE
NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces First Quarter Earnings

LOS ANGELES, CA May 8, 2013 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the first quarter ended March 30, 2013.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 17 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

FIRST QUARTER EARNINGS RELEASE

(UNAUDITED)

	Thirteen Weeks Ended
	March 30, 2013	March 31, 2012

Sales (a)	$113,655,000	$107,227,000
Operating income (b)	7,343,000	4,897,000
Interest, dividend and other income (expense), net	5,000	23,000
Income before income taxes	7,348,000	4,920,000
Income tax provision	2,994,000	2,004,000
Net income	$4,354,000	$2,916,000
Basic and diluted net income per common share	$1.42	$0.95
Basic and diluted weighted average common shares outstanding	3,071,000	3,071,000

(a)

Same store sales from the Company’s 17 supermarkets (which excludes the Northridge location which was closed February 25, 2012 and also excludes revenue from licensing arrangements, subleases, leases and finance charges) were $112,613,000 during the first quarter of 2013 compared to $104,527,000 in the first quarter of 2012, an increase of 7.7%. The increase in same store sales reflects to some extent a shift in holiday sales, as well as inflation and an increase in the number of transactions in the first quarter of 2013 compared to the same period of the prior year. Sales in the first quarter of 2013 include sales from Easter and Passover which did not occur until the second quarter of 2012.

In September 2012, Gelson’s entered into a lease for a supermarket location in Long Beach, California. Gelson’s took possession of the property on March 1, 2013. Gelson’s plans to extensively remodel the site and currently anticipates opening a new Gelson’s supermarket at that location in late 2013. In March 2013, Gelson’s announced its decision to close its Pasadena store. Gelson’s plans to close the Pasadena store on or about July 21, 2013. The Company accrued $370,000 in March 2013 for anticipated closing costs. Gelson’s anticipates that some of the equipment at the Pasadena location will be transferred to the new Long Beach store.

(b)

Operating income in the first quarter of 2013 increased compared to the first quarter of 2012 as a result of higher sales, improved gross margins and a slight decrease in store expense as a percent of sales, as well as lower costs related to exit activities. Closing costs of $370,000 and $1,842,000 related to the closing of the Pasadena and Northridge stores were accrued in the first quarter of 2013 and 2012, respectively. The decrease in store expense as a percent of sales is due to an increase in sales without a comparable increase in expense, as well as the closing of the Northridge location which did not operate profitably. The decrease in store expense was partially offset by an increase in the United Food & Commercial Workers International Union (UFCW) health and welfare and pension contribution rates at various times throughout 2012 and 2013 and a UFCW bonus of approximately $768,000 paid in March 2013, as well as an increase in stock appreciation rights (SARs) expense. The Company recorded SARs compensation expense of $440,000 in the first quarter of 2013. Conversely, in the first quarter of 2012, the Company reversed $264,000 of SARs compensation expense recognized in prior periods.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Certain statements contained in this Current Report on Form 8-K are forward-looking statements. These forward-looking statements reflect the Company’s current plans and expectations and are based on information currently known to the Company. The Company cautions readers that any forward-looking statements contained in this Current Report involve risks and uncertainties and are subject to change. The Company does not undertake any obligation to update forward-looking statements.

Arden Group, Inc.

2020 South Central Avenue, Compton, California 90220

Telephone: (310) 638-2842    Facsimile: (310) 631-0950